EXHIBIT 99.1

Immucor Announces Fiscal Third Quarter Results

NORCROSS, Ga., April 6, 2011 (GLOBE NEWSWIRE) -- Immucor, Inc. (Nasdaq:BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for its fiscal 2011 third quarter ended February 28, 2011.

Highlights

  Revenue for the third quarter of fiscal 2011 was $83.3 million, an increase of 4% from the prior year quarter.
  Gross margin was 70.8% in the quarter compared with 69.2% in the prior year quarter.
  Diluted earnings per share totaled $0.32 in the quarter compared with $0.28 for the same period last year.
  Cash flow from operations for the nine months ended February 28, 2011 was $73.7 million compared with $55.5 million in the prior year.
  Worldwide instrument orders for the third quarter of fiscal year 2011 were 31 Echo® orders and 39 NEO® orders. NEO is the Company's new high volume instrument that was recently launched worldwide.

"Given the global economic environment, our third quarter financial performance exceeded our expectations with year-over-year revenue growth and earnings expansion," stated Dr. Gioacchino De Chirico, Immucor's President and Chief Executive Officer.

Selected Product Revenue and Gross Margin

($ amounts in thousands)	Fiscal Q3 2011		Fiscal Q3 2010		Revenue Variance
	Revenue	Gross Margin	Revenue	Gross Margin	$	%
Traditional reagents	$ 49,605	81.2%	$ 50,510	77.4%	$(905)	(2)%
Capture reagents	21,539	78.6%	18,080	80.2%	3,459	19%
Instruments	10,807	11.6%	10,277	15.7%	530	5%

Consolidated revenue was $83.3 million in the current year quarter, an increase of approximately $2.9 million or 4% compared with the third quarter of fiscal 2010. Revenue in the quarter was negatively impacted by approximately $0.4 million from fluctuations in foreign currency exchange rates as compared with the prior year quarter.

While reagent revenue in the current year quarter benefited from an increased number of ship cycles when compared with the prior year quarter, revenue continues to be negatively impacted by lower sales volume due to weaker industry demand in the U.S.

Consolidated gross margin was $59.0 million, or 70.8% of revenue, in the current year quarter compared with $55.7 million, or 69.2% of revenue, in the prior year quarter. The prior year quarter gross margin included the impact of approximately $1.8 million of costs related to the first phase of the Company's Quality Process Improvement Project, which was completed in the third quarter of fiscal 2010. There were no material external costs related to the Project in the current year quarter, which benefited gross margins. Gross margin in the current year quarter was negatively impacted by the mix of instrument-related revenue as well as more instruments expensed in the current year quarter compared with the prior year quarter.

Operating Expenses

Operating expenses in the third quarter of fiscal 2011 increased by approximately $0.3 million or 1% when compared with the prior year quarter, primarily due to higher distribution expenses and higher research and development expenses offset by lower general and administrative expenses.

Summary of Instrument Orders

For the third quarter of fiscal 2011, the Company generated, on a worldwide basis, 31 Echo orders and 39 NEO orders. Year-to-date, the Company has generated 86 Echo orders worldwide and 83 NEO orders worldwide.

"Our new high volume NEO instrument delivers what we believe is the market's highest type-and-screen throughput, broadest test menu and superior workflow functionality. NEO continues to be positively received by customers worldwide," stated Dr. De Chirico. "For fiscal 2011, we expect to generate orders near the high end of our guidance range of between 80 orders and 120 orders worldwide for NEO."

"We have good momentum for our Echo instrument as lower volume laboratories appreciate the automation benefits specifically provided by Echo. We expect to generate orders near the low end of our guidance range of between 140 orders and 180 orders worldwide for Echo for fiscal 2011," stated Dr. De Chirico.

As of February 28, 2011, the Company had an instrument backlog of 95 Echos and 62 high volume instruments. This backlog represents orders where either the instruments have not been installed or the customer validation process has not been completed so the instruments were not generating recurring revenue at the expected annualized run rate at the end of the fiscal third quarter.

Fiscal 2011 Financial Guidance

The Company is narrowing its revenue expectations for fiscal 2011 and now expects consolidated revenue in the range of $328 million to $330 million. Consolidated gross margins are expected to be toward the top end of the previous guidance range of 69.5% to 71.0%, and diluted earnings per share are now expected to be in the range of $1.18 to $1.20, which exceeds previous expectations.

 "We are encouraged by our performance in this difficult worldwide economic environment," stated Dr. De Chirico. "We remain focused on delivering value to our customers through our innovative product offering and believe our strategic focus on improving laboratory productivity and patient safety benefits customers, patients and shareholders."

Conference Call

Immucor, Inc. will host a conference call Thursday, April 7, 2011 at 8:30 AM (Eastern Time) to review these results. To participate in the telephone conference call, dial 1-888-324-9321 (Passcode: BLUD). The Company will also provide a live audio broadcast of the call via webcast. The webcast can be accessed at www.immucor.com in the "Investor Relations" section. For those unable to listen to the live broadcast of the call, a replay will be available shortly after completion of the call and will be archived on Immucor's website for approximately 60 days. Additionally, a replay of the call will be available for one week beginning at noon on April 7th by dialing 1-800-884-1527 (Passcode: 5870).

About Immucor

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments. For more information on Immucor, please visit our website at www.immucor.com.

Safe Harbor Statement

This press release contains statements that are "forward-looking statements" as that term is defined under federal securities laws. Forward-looking statements contained in this press release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company's future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to: fiscal 2011 revenue projections, gross margin projections and fully diluted earnings per share projections as well as instrument order projections. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. In addition, results for one fiscal quarter are not necessarily indicative of results for any future period. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include, but are not limited to: lower industry blood demand and the subsequent impact on the business; lower than expected demand for the Company's instruments, including the new NEO; the decision of customers to defer capital spending; the outcome of the administrative action ("notice of intent to revoke our biological license") received from the Food and Drug Administration ("FDA"); customer reaction to the FDA action and the subsequent impact on the business; the strengthening of the U.S. Dollar versus any of the functional currencies in which the Company operates and its adverse impact on reported results; the unexpected change in the mix of instruments being purchased instead of acquired through other means, which could significantly change costs recognized in the period; the consequences of the recent natural disasters in Japan; the failure of customers to efficiently integrate the Company's instruments into their blood banking operations; increased competition in the sale of instruments and reagents, particularly in the United States; unanticipated operational problems that result in non-compliance with FDA regulations; the failure to effectively integrate BioArray operations into the Company's overall operations; product development obstacles including obstacles related to the development of the next generation automated instrument for the molecular immunohematology products; regulatory obstacles including obstacles in securing regulatory approval of molecular immunohematology products; the inability to hire and retain, and the unexpected loss of, key managers; changes in interest rates; the inability of the Company's Japanese subsidiary as well as our molecular immunohematology operations to attain expected revenue, gross margin and net income levels; the outcome of any legal claims or regulatory investigations known or unknown, including the ongoing investigation by the Federal Trade Commission; customer and shareholder class action lawsuits; the Company's inability to protect its intellectual property, particularly as to the molecular immunohematology products, or its infringement of the intellectual property of others; lower than expected market acceptance of the molecular immunohematology products; the unexpected application of different accounting rules; general economic conditions; and adverse developments with respect to the operation or performance of the Company, its products and its affiliates or the market price of its common stock. Additional factors that could cause actual results to differ materially from those contemplated within this Press Release can be found in the Company's Risk Factor disclosures in its Form 10-Q for the quarter ended February 28, 2011 and its Form 10-K for the year ended May 31, 2010. Investors are cautioned not to place undue reliance on any forward-looking statements. Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands except per share data)

	Three Months Ended		Nine Months Ended
	February 28,	February 28,	February 28,	February 28,
	2011	2010	2011	2010
NET SALES	$83,349	$ 80,499	$248,536	$ 246,141
COST OF SALES	24,330	24,785	71,465	72,598
GROSS PROFIT	59,019	55,714	177,071	173,543

OPERATING EXPENSES
Research and development	3,733	3,409	12,039	11,130
Selling and marketing	8,430	8,388	26,793	27,617
Distribution	3,982	3,579	11,954	10,805
General and administrative	7,936	8,399	25,025	25,907
Amortization expense	1,071	1,065	3,234	3,205
Total operating expenses	25,152	24,840	79,045	78,664

INCOME FROM OPERATIONS	33,867	30,874	98,026	94,879

NON-OPERATING INCOME (EXPENSE)
Interest income	174	56	520	340
Interest expense	(29)	(16)	(48)	(29)
Other, net	(94)	(521)	(35)	(539)
Total non-operating income (expense)	51	(481)	437	(228)

INCOME BEFORE INCOME TAXES	33,918	30,393	98,463	94,651
PROVISION FOR INCOME TAXES	11,232	10,332	33,295	33,555
NET INCOME	$22,686	$ 20,061	$65,168	$ 61,096

Earnings per share:
Per common share - basic	$0.32	$0.29	$0.93	$0.87
Per common share - diluted	$0.32	$0.28	$0.92	$0.86
Weighted average shares outstanding:
Basic	70,037	69,869	70,005	70,121
Diluted	70,665	70,456	70,563	70,664

IMMUCOR, INC. AND SUBSIDIARIES
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET ITEMS
(Unaudited, in thousands)
	February 28,	May 31,
	2011	2010

Cash	$274,678	$202,649
Accounts receivable – trade, net	64,378	59,578
Inventories	33,459	35,730
Total current assets	390,739	317,596
Property and equipment, net	54,037	49,169
Total assets	597,308	519,834

Accounts payable	8,087	7,973
Deferred revenue, current portion	7,954	8,994
Total current liabilities	39,336	46,657
Deferred revenue, long-term portion	6,854	7,687
Other long-term liabilities	13,848	9,367
Shareholders' equity	537,270	456,123

IMMUCOR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Nine Months Ended
	February 28,	February 28,
	2011	2010
OPERATING ACTIVITIES:
Net income	$ 65,168	$ 61,096
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,411	12,233
Share-based compensation expense	4,509	4,164
Deferred income taxes	5,142	(2,376)
Excess tax benefit from share-based compensation	(104)	(209)
Other	1,108	735
Changes in operating assets and liabilities	(15,568)	(20,120)
Cash provided by operating activities	73,666	55,523

INVESTING ACTIVITIES:
Purchases of property and equipment	(5,533)	(5,679)
Cash used in investing activities	(5,533)	(5,679)

FINANCING ACTIVITIES:
Repurchase of common stock	(351)	(11,727)
Proceeds from exercise of stock options	677	269
Excess tax benefit from share-based compensation	104	209
Cash provided by (used in) financing activities	430	(11,249)

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	3,466	566
INCREASE IN CASH AND CASH EQUIVALENTS	72,029	39,161
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	202,649	136,461
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 274,678	$ 175,622

Supplemental Information - Non-Cash Investing and Financing Activities:
Movement from inventory to property and equipment of instruments placed on rental agreements	$8,657	$9,444

CONTACT: Michele Howard
         770-441-2051